EXHIBIT 10.19


                              EMPLOYMENT AGREEMENT

      EMPLOYMENT AGREEMENT (this "Agreement"), entered into as of January 1, 2004, between EVCI Career Colleges Incorporated a Delaware corporation ("EVCI"), and Joseph D. Alperin ("Executive").

      In consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

      1. Employment; Duties.

            1.1 EVCI hereby employs Executive as its General Counsel and Vice President for Corporate Affairs. In such capacities, Executive shall report directly to EVCI's Chief Executive Officer ("the CEO") and, as is appropriate for the general counsel of a public company, to EVCI's board of directors as well.

            1.2 As General Counsel of EVCI, Executive agrees to perform and discharge such duties and responsibilities as are appropriate for the general counsel of corporations with the financial, personnel and other resources that are similar to that of EVCI, including preparing and filing reports required to be filed with the Securities and Exchange Commission and other federal and state regulatory authorities and otherwise dealing with such authorities; negotiating, drafting and closing agreements relating to EVCI's internal and external operations and activities; and generally advising EVCI's management with respect to EVCI's compliance with applicable laws, rules and regulations.

            As Vice  President for Corporate  Affairs,  Executive  shall perform such duties and responsibilities as are assigned to him by the CEO relating to the business and affairs of EVCI and its subsidiaries, including Interboro Institute, Inc. ("Interboro"), including assisting with registration and admissions and performing such other tasks and functions as the CEO deems reasonably necessary and appropriate under the circumstances.

            The general counsel of Interboro shall not report to Executive.

            Executive shall devote his full business time to, and shall use his best efforts in, the performance of such duties and responsibilities.

      2. Compensation.

            2.1 For his services pursuant to this Agreement, EVCI will pay Executive a salary at the annual rate of $200,000 ("Salary").

            2.2 As an incentive for Executive to enter into this Agreement, EVCI agrees to grant Executive five-year options that do not qualify as incentive stock options, to purchase 90,000 shares of EVCI's common stock at the price per share equal to the closing price of EVCI's common stock, as reported by NASDAQ, on December 23, 2004. Such options will expire at midnight on December 31, 2008, will vest and become exercisable, in whole or in part on a cumulative basis as to one-half of the shares covered thereby, on each of December 31, 2004 and 2005, will contain cashless exercise provisions permitting payment of any portion of the exercise price by surrendering options and/or EVCI common stock to EVCI, and will be governed by the provisions of a stock option agreement substantially in the same form as EVCI uses for non-qualified option grants to its other senior executives.

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      3. Employment  Term. The term of Executive's  employment (the  "Employment
Term") will commence as of the date first written above and, unless sooner terminated as provided in Section 5, will end on December 31, 2005.

      4. Benefits, Payments and Withholding.

            4.1 Executive will be entitled to vacation of four weeks per year, and holidays and sick days in accordance with EVCI's policy, during which Executive will be entitled to the full compensation and Benefits (as defined in Section 4.2) otherwise payable hereunder.

            4.2 Executive may participate, on the same basis and subject to the same qualifications as other executive personnel (exclusive of the founders, Dr. Arol I. Buntzman and Dr. John J. McGrath) of EVCI, in any pension, profit sharing, life insurance, health insurance, hospitalization, dental, drug prescription, disability, accidental death or dismemberment and other benefit plans and policies EVCI provides with respect to its executive personnel (collectively, the "Benefits").

            4.3 EVCI will pay or promptly reimburse Executive, in accordance with EVCI's normal policies and procedures for its executive personnel, for all allowances and expenses provided for hereunder and for all reasonable out-of-pocket business, entertainment and travel expenses incurred by Executive in the performance of his duties hereunder.

            4.4 EVCI will pay the Salary at the semimonthly rate of $8,333.33 and may withhold from the Salary, the Benefits and any other compensation provided to Executive hereunder, all Federal, state and local income, employment and other taxes, as and in such amounts as may be required to be withheld under applicable law.

            4.5 EVCI shall pay for Executive's CLE courses, in accordance with its current policy and shall pay for such legal publications as Executive reasonably determines are necessary for Executive's performance of his duties as General Counsel. In addition, EVCI shall pay the costs and disbursements of outside legal counsel recommended by Executive and approved by the CEO, to perform such services as Executive and the CEO determine are necessary and appropriate.

      5. Termination and Severance Benefits.

            5.1 Termination by EVCI and Resignation by Executive. The CEO may terminate Executive's employment with EVCI, with or without Cause (as defined in Section 5.5). Termination with Cause shall be effective immediately and termination without Cause shall be effective upon 30 days prior written notice to Executive. Executive may voluntarily resign his employment with EVCI, with Good Reason (as defined in Section 5.5), upon 30 days prior written notice to EVCI.

            5.2 Compensation Upon Termination Without Cause or Upon Resignation with Good Reason. If the CEO terminates Executive's employment hereunder for any reason other than Cause or Executive's death or Permanent Disability (as defined in Section 5.5), or if Executive voluntarily resigns his employment with EVCI with Good Reason (the effective date of the first to occur of such termination or his resignation being the "Termination Date"), then (a) Executive shall be entitled to receive (i) the Salary and Benefits accrued prior to the Termination Date and (ii) payment or reimbursement of any expenses, provided for under
Section 4.3, that were incurred by Executive prior to the  Termination  Date and
(b) after the Termination Date, EVCI will also continue (i) to pay the Salary, in equal semimonthly payments, to Executive throughout the greater of 12 months or the unexpired portion of the Employment Term and (ii) continue for Executive and his spouse and dependent children the health insurance coverage and medical and dental reimbursement referred to in Section 4.2 for 12 months after the Termination Date. Executive shall be under no duty to seek other employment following termination but any amounts earned by him in connection with such other employment shall reduce and offset the amounts otherwise owing hereunder.


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            5.3  Compensation  Upon  Resignation  Without  Good  Reason  or Upon
Termination for Cause. If Executive breaches this Agreement by voluntarily resigning his employment with EVCI without Good Reason or Executive's employment is terminated by the CEO for Cause, then Executive shall only be entitled to receive, except as otherwise required by law, the Salary and Benefits accrued prior to the effective date of the first to occur of his resignation or such termination, and reimbursement of any expenses, provided for under Section 4.3, that were incurred by Executive prior to the effective date of his resignation or such termination of his employment. Nothing in this Section 5.3 shall create any implication that EVCI is waiving any remedy EVCI may have for breach by Executive of this Agreement.

            5.4 Compensation Upon Death or Permanent Disability. If Executive dies or suffers a Permanent Disability, then EVCI will (i) promptly pay Executive or his estate, in one lump sum, three months' Salary and (ii) continue for Executive's spouse and dependent children (if Executive has died) and for Executive and his spouse and dependent children (if Executive suffers a Permanent Disability), all of the Benefits that they were receiving at the time of his death or Permanent Disability, for six months after Executive's death or Permanent Disability.

            5.5 Definitions.

            "Cause." For purposes of this Agreement, EVCI shall have "Cause" to terminate the Employment Term upon (i) the determination by the CEO, in the CEO's sole discretion, that Executive has not been performing his duties hereunder in an appropriate or sufficiently competent manner (other than as a result of his incapacity due to physical or mental incapacity), provided such nonperformance continues for five business days after written notice thereof is given to Executive or (ii) Executive's conviction of a felony.

            "Good Reason" means a breach by EVCI of any of its material agreements contained herein, including, a breach of Section 1.2, and the continuation of such breach for ten business days after notice thereof is given to EVCI. Good Reason does not include the death or Permanent Disability of Executive.

            "Permanent Disability" means the inability of Executive to perform his duties hereunder, as a result of any physical or mental incapacity, for 30 consecutive days or 60 days during any twelve-month period, as determined by the Board.

      6. Covenants Not to Compete.

            6.1 Executive agrees that for 18 months following termination of his employment with EVCI he will not, without EVCI's prior written approval, engage in any business activities that are competitive with any of the business activities then being conducted by EVCI within 75 miles of any college, school or office operated by EVCI.


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            6.2 During the 18 months  following  termination  of his  employment with EVCI, Executive shall not without the permission of EVCI, directly or indirectly, hire any employee of EVCI, or solicit or induce, or authorize any other person to solicit or induce, any employee of EVCI to leave such employ during the period of such employee's employment with EVCI or within six-months following such employee's termination of employment with EVCI.

            6.3 Sections 6.1 and 6.2 shall not apply to a termination of Executive's employment pursuant to Section 5.2.

      7. Covenant Regarding Confidentiality. All confidential information about the business and affairs of EVCI (including, without limitation, its secrets and information about its services, methods, business plans, technology and advertising programs and plans) constitutes "EVCI Confidential Information." Executive acknowledges that he will have access to, and knowledge of, EVCI
Confidential Information, and that improper use or disclosure of EVCI Confidential Information by Executive, whether during or after the termination of his employment by EVCI, could cause serious injury to the business of EVCI. Accordingly, Executive agrees that he will forever keep secret and inviolate all EVCI Confidential Information which has or shall come into his possession and that he will not use the same for his own private benefit or directly or indirectly for the benefit of others, and that he will not discuss EVCI Confidential Information with any other person or organization, all for so long as EVCI Confidential Information is not generally known by, or accessible to, the public.

      8. General.

            8.1 This Agreement will be construed, interpreted and governed by the laws of the State of New York, without regard to the conflicts of law rules thereof.

            8.2 The provisions set forth in Sections 6 and 7 shall survive termination of this Agreement. All reference to EVCI in Sections 6 and 7 include EVCI's subsidiaries and other affiliates, if any.

            8.3 This Agreement will extend to and be binding upon Executive, his legal representatives, heirs and distributees, and upon EVCI, its successors and assigns regardless of any change in the business structure of EVCI, be it through spin-offs merger, sale of stock, sale of assets or any other transaction. However, this Agreement is a personal services contract and, as such, Executive may not assign any of his duties or obligations hereunder.

            8.4 This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof. No waiver, modification or change of any of the provisions of this Agreement will be valid unless in writing and signed by both parties. Any and all prior agreements between the parties written or oral relating to Executive's employment by EVCI are of no further force or effect.

            8.5 The waiver of any breach of any duty, term or condition of this Agreement shall not be deemed to constitute a waiver of any preceding or succeeding breach of the same or any other duty, term or condition of this Agreement. If any provision of this Agreement is unenforceable in any jurisdiction in accordance with its terms, the provision shall be enforceable to the fullest extent permitted in that jurisdiction and shall continue to be enforceable in accordance with its terms in any other jurisdiction.


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            8.6 All notices  pursuant to this Agreement  shall be in writing and delivered personally receipt acknowledged (which shall include Federal Express, Express Mail or similar service) or sent by certified mail, return receipt requested, addressed to the parties hereto and shall be deemed given upon receipt, if delivered personally, and three days after mailing, if mailed, unless received earlier. Notices shall be addressed and sent to EVCI at its principal executive office and to Executive at his home address as it appears in EVCI's personnel records.

            8.7 The parties agree that, in the event of any breach or violation of this Agreement, such breach of violation will result in immediate and irreparable injury and harm to the innocent party, who shall be entitled to the remedies of injunction and specific performance or either of such remedies, if available, as well as all other legal or equitable remedies, if available, plus reasonable attorneys fees and costs incurred in obtaining any such relief.

            8.8 The Section headings contained in this Agreement are for convenience of reference only and shall not be used in construing this Agreement.

            8.9 This Agreement may be executed in counterparts, each of which will be deemed an original but all of which will together constitute one and the same agreement.

      IN WITNESS HEREOF, the parties have executed this Agreement as of the date first above written.

                                   EVCI CAREER COLLEGES INCORPORATED



                                   By:    /s/  Dr. John J. McGrath
                                          -------------------------------------
                                   Name:  Dr. John J. McGrath
                                   Title: Chief Executive Officer and President




                                   /s/   Joseph D. Alperin
                                   --------------------------------------------
                                   Joseph D. Alperin



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